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                            STOCK PURCHASE AGREEMENT

         This Agreement is made as of September 16, 1998, by and among Response USA, Inc., a Delaware corporation ("Buyer"), and the following persons:
         Jeffrey Queen, Andrew Queen (with Jeffrey Queen, the " Queens"), Jeffrey Queen and Andrew Queen Irrevocable Trust U/A January 2, 1998 (the "Queens Trust") (the Queens and the Queen Trust, each referred to individually a "Stockholder" and collectively the "Stockholders").

                                   BACKGROUND

         A. WHEREAS, the Stockholders own all the issued and outstanding common stock, par value $.01 per share (the "Stock"), of Health Watch, Inc., a Florida corporation ("Health Watch"); and

         B. WHEREAS, the Buyer desires to purchase the Stock from the Stockholders, and the Stockholders desire to sell the Stock to the Buyer; and

         C. WHEREAS, the Buyer may designate an affiliated entity, Response Acquisition Corp., to purchase all the Stock, who agrees to assume and be bound, jointly and severally liable for, all of Buyer's obligations hereunder, and provided Buyer remains liable for Buyer's obligations ; and

         D. WHEREAS, Health Watch is in the business (the "Business") of marketing and monitoring personal emergency response systems ("PERS") which are designed to summon help in a medical emergency when activated by the subscriber.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1.
                           Sale and Purchase of Stock

1.1. On the Closing Date (defined below), subject to the terms and conditions contained herein, the Stockholders will sell to Buyer, and Buyer will purchase from the Stockholders, all right, title and interest in and to the Stock.

                                   ARTICLE 2.
                           Closing and Purchase Price

2.1. Closing Date and Place. Subject to Article 5 herein, the closing of the transaction contemplated hereunder (the "Closing") shall take place on or before October 2, 1998 (the "Closing Date"), at the offices of counsel to Health Watch, located at 5355 Town Center Road, Suite 801, Boca Raton, FL 33486 (unless another place is mutually agreed upon).

2.2. Purchase Price. The purchase price for the Stock (the "Purchase Price") is equal to the Monthly Recurring Revenue (as defined below) as of the Closing Date from actively monitored PERS


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         customer accounts of Health Watch, times 45, less an amount equal to the Excluded Liabilities (as defined below). Excluded Liabilities will be measured as of the Closing Date. For illustration purposes, if MRR is $250,000, and the Excluded Liabilities are $5,500,000, the Purchase Price is $5,750,000 (i.e., $11,250,000 - $5,500,000). The Buyer will pay the Purchase Price to each stockholder of the Company on a pro rata basis, based on the respective number of shares of Stock each stockholder of the Company sells to the Buyer at Closing. As of the date of this Agreement, the parties estimate that the Monthly Recurring Revenue at Closing will be approximately $250,000 (the estimated amount of $250,000 is the "Agreed Value") and that the Excluded Liabilities will be approximately $5,500,000. Based on such estimates, and subject to any adjustments this Agreement requires, the Purchase Price shall be paid as follows:

         a. $250,000 to be paid in cash as a deposit break-up fee on the date of this Agreement to be held in escrow with counsel for Health Watch pursuant to the terms of Exhibit 2.2(a) and to be considered part of the Purchase Price;

         b.       $3,000,000 to be paid in cash at Closing;

         c. $2,000,000 to be paid in Response USA, Inc. common stock, par value $.008 per share (the "Common Stock"), at Closing, which shall be registered pursuant to the provisions of Section 5.10(k) herein (the "Registered Stock"); and

         d. $500,000 (constituting the remainder of the Purchase Price) to be paid in Common Stock at Closing which stock shall not be registered stock (the "Unregistered Stock" and together with the Registered Stock, the "Response Stock"), $250,000 of which shall be held in escrow with counsel for Health Watch pursuant to the terms of Exhibit 2.2(a) for a period equal to the lesser of (x) the completion of the audit of the financial statements of Health Watch by Buyer's independent auditors or
                  (y) 120 days after the date of this Agreement.

         The term "Monthly Recurring Revenue" or "MRR" shall mean the amount entitled to be charged for actively monitored PERS accounts for a one
         (1) month period, arising from customer leases, monitoring, maintenance, service (including average monthly activation fees for the six-month period immediately preceding the Closing Date) and other on-going service fees. MRR excludes receivables more than sixty (60) days past due, and also excludes charges for any accounts canceled before the Closing Date. Further, MRR excludes amounts due for time and materials, improvements, additions, replacements and other nonrecurring or non-contract amounts, permit, license and other third-party fees, sales, use or other taxes, and all other amounts billed on behalf of and payable to independent third party providers. The parties acknowledge that a receivable is not considered past due until 30 days after the end of the month for which the monitoring services were rendered giving rise to such receivable. Notwithstanding anything to the contrary herein, MRR includes past due

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         receivables for accounts with a history of late payment, such as
         Medicaid and third party payers. Immediately prior to the Closing, the Stockholders shall collectively deliver to Buyer a written statement (the "Closing Statement") of (i) the Monthly Recurring Revenue, (ii) the Excluded Liabilities, and (iii) the resulting Purchase Price, all as determined in accordance with the terms and conditions set forth in this Agreement. The Closing Statement shall be accompanied by a certificate of the Stockholders which shall certify that such Closing Statement accurately sets forth the information required to be stated therein.

2.3. Adjustment of Purchase Price. The amount payable under Section 2.2(b) is subject to adjustment as follows:

         a. If the MRR on the Closing Date is greater than the Agreed Value, the excess, times 45, shall be added to the Purchase Price payable at Closing by increasing the amount of Registered Stock to be delivered to the Stockholders pursuant to Section 2.2(c). If the MRR on the Closing Date is less than the Agreed Value, the difference, times 45, shall be subtracted from the Purchase Price payable at Closing by decreasing the amount of cash to be paid to the Stockholders pursuant to Section 2.2(b).

         b. If the Excluded Liabilities on the Closing Date differ from the estimate in Section 2.2, the difference shall be added or subtracted, as applicable, to the cash portion of the Purchase Price payable at Closing. "Excluded Liabilities" mean all notes and loans payable as reflected on the balance sheet of Health Watch, dated May 31, 1998 (the "Last Balance Sheet"), and all other fees, charges, expenses, penalties and interest thereon with respect to such notes and loans payable, including additional principal borrowed, and interest that accrues on all notes and loans payable on and after the date of the Last Balance Sheet through Closing.

         c. The positive or negative net book value (determined in accordance with GAAP, except that the book value shall not include any adjustments or value for the FSS Warrants (as hereinafter defined) although, the FSS Warrants exercise price FSS pays to Health Watch, if any, shall be included in calculating net assets) of Health Watch on the Closing Date shall be added or subtracted, as applicable, to the Purchase Price payable at Closing by either increasing or decreasing, as the case may be, the amount of cash to be delivered to the Stockholders pursuant to Section 2.2(b). Notwithstanding the foregoing, in the event that the Purchase Price is increased or decreased as a result of this Section 2.2(c), $300,000 of such increase or decrease shall be added to or, subtracted from, as applicable, the cash portion of the Purchase Price and any remaining increase or decrease shall be payable in Registered Stock pursuant to Section 2.2(c). Net book value means the difference between the current assets of Health Watch (defined as cash and accounts receivable, inventory (which includes unmonitored Health

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               Watch units regardless of any GAAP definition of inventory) and prepaid assets on the Closing Date) and the current liabilities of Health Watch on the Closing Date (subject to adjustment based on the final audit by Buyer's auditors of the Last Balance Sheet which shall be rolled forward to the Closing Date) (defined as accounts payable, deferred revenue, accrued liabilities, and all other liabilities except the Excluded Liabilities, as described on the Last Balance Sheet). Buyer acknowledges that, although the Last Balance Sheet inadvertently omits an office lease deposit of $7,000 for Health Watch's Florida office, such sum will be added to the amount of net assets at Closing.

2.4.     Deferred Purchase Price.

         a. Amount of Deferred Purchase Price. Subject to the terms and conditions below, Buyer must pay an additional purchase price to the Stockholders (the "Deferred Purchase Price"). Buyer will pay the Deferred Purchase Price to the Stockholders on a pro rata basis, based on the respective number of shares of Stock they each sold to Buyer at Closing. The Deferred Purchase Price is equal to an aggregate of $3,750,000. Buyer must pay the First Part of the Deferred Purchase Price (as defined below) if, at any time within 30 months after the Closing Date, the Internally Generated MRR (as defined below) exceeds the MRR specified in the Closing Statement (the "Closing MRR") by the amount of at least $75,000 (the "First Target Increase"). If the First Target Increase is achieved only in part within the 30 month period, the First Part of the Deferred Purchase Price will be pro-rated, by multiplying the First Part of the Deferred Purchase Price by a fraction, the numerator of which is the increase in the Internally Generated MRR above the Closing MRR and the denominator of which is $75,000. Buyer must pay the Second Part of the Deferred Purchase Price (as defined below) if, at any time within the 30 months after the Closing Date, the Internally Generated MRR exceeds the First Target Increase by at least $37,500 (such additional increase, the "Second Target Increase"). If the Second Target Increase is achieved only in part within the 30-month period, the Second Part of Deferred Purchase Price will be prorated by multiplying the Second Part of the Deferred Purchase Price by a fraction, the numerator of which is the incremental increase in the Internally Generated MRR above the First Target Increase and the denominator of which is $37,500. The First Part of the Deferred Purchase Price means an amount equal to the First Target Increase times 40. The Second Part of the Deferred Purchase Price means an amount equal to the Second Target Increase times 20. The Deferred Purchase Price shall be paid in Common Stock within 10 days after the Internally Generated MRR increases by at least the First Target Increase, and within 10 days after the Internally Generated MRR increases by at least the Second Target Increase. If any such level is achieved in part only, the applicable portion shall be paid no later than 10 days after each of the first two annual anniversaries of Closing, as

                                       4

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                  earned, and the balance, if any, within 10 days after the end of the 30-month period from Closing. The Common Stock to be issued in payment of the Deferred Purchase Price by Buyer, if any, shall be registered pursuant to Section 5.10(k) herein. When Buyer pays any or all of the Deferred Purchase Price by Common Stock, such stock must be valued in accordance with
                  Section 2.5 at the time of payment and is considered "Make-Up Stock" which is subject to the same terms as any other Make-Up Stock a Stockholder receives under Section 2.6 of this Agreement. Internally Generated MRR shall be equal to (a) the MRR from medical monitored accounts (and not burglar alarm monitored accounts), of Health Watch and the Health Watch division of Buyer, if any, derived from any source as of the month then ended, plus (b) MRR from medical monitored accounts (and not burglar alarm monitored accounts) as of the month then ended, of Buyer (including Response USA, Inc. and Response Acquisition Corp.), and its affiliates derived from any source in excess of such MRR of Buyer as of the Closing Date (not including accounts calculated pursuant to (a)), plus
                  (c) the amount, if any, of MRR lost as a result of a provider terminating (whether by nonrenewal or earlier termination) an institution agreement following the date which is 18 months after the Closing, less (d) the amount of MRR derived after Closing from accounts acquired in a stock or asset purchase from a third-party medical monitoring company that is not at that time an existing provider of Health Watch, Buyer or any of its affiliates.

         b. Deferred Purchase Price Adjustments. Notwithstanding anything to the contrary in this Agreement, the Deferred Purchase Price is deemed fully earned and immediately due and payable if any Termination Event (as defined below) occurs. The following events that may occur after the date of this Agreement are considered "Termination Events": Buyer fails to timely pay any amount owed to any of the Stockholders under this Agreement, provided that such Stockholder has notified Buyer in writing of the amount owed and such amount remains unpaid by Buyer for a period of 10 days after the Stockholder delivers such notice; Buyer or its affiliate, as the case may be, terminates without cause any of the Employment Agreements (as defined herein), or materially breaches (and fails to cure any such material breach within 30 days after the employee delivers written notice requesting cure of such material breach) any of the Employment Agreements; any of Buyer's representations or warranties in Article 4 are not true and correct in any material respect; Buyer or its affiliate transfers accounts to an unaffiliated third party accounting for at least 1% of its MRR from its medical monitored MRR or for at least 20% of its MRR from its burglar monitored MRR (measured the same as for medical monitored MRR without reference to "PERS"), in a single or series of related or unrelated transfers excluding transfer by Buyer, or an affiliate of Buyer, to a wholly-owned subsidiary of Buyer; any person (whether an individual or entity, and whether or not an existing stockholder of Buyer as of the date hereof) shall directly or indirectly own forty percent (40%)

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                  or more of the outstanding stock of Response USA, Inc. or of
                  Response Acquisition Corp. (except that the ownership of Response Acquisition Corp. by Response USA, Inc. will not cause a Termination Event); Richard Brooks is no longer the Chief Executive Officer of Buyer; Buyer or any affiliate operating a PERS business (a "PERS affiliate") makes a general assignment for the benefit of creditors; a petition in bankruptcy is filed by the Buyer or PERS affiliate or such a petition is filed against or consented to by the Buyer or such PERS affiliate and such petition is not dismissed within 60 days; the Buyer or PERS affiliate is adjudicated as bankrupt; a bill in equity or other proceeding for the appointment of a receiver of the Buyer or PERS affiliate or other custodian for all of the Buyer's or PERS affiliate's business or assets is filed and consented to by the Buyer or PERS affiliate; a receiver or other custodian (permanent or temporary) of all of the Buyer's business or assets is accepted by the Buyer or PERS affiliate or is appointed by any court of competent jurisdiction; proceedings for a composition with creditors under Federal or any state law is instituted by the Buyer or PERS affiliate; a final, non-appealable judgment in excess of $100,000 remains unsatisfied against Buyer or PERS affiliate, or of record for 30 days or longer (unless a supersedeas bond is filed); execution is levied against Buyer's or PERS affiliate's operation or property, or suit to foreclose any lien or mortgage against the assets of Buyer or PERS affiliate is instituted against the Buyer or PERS affiliate and not dismissed within 45 days; substantially all of Buyer's or PERS affiliate's business or assets is sold after levy thereupon by any sheriff, marshal or constable; or Buyer or any affiliate purchaser of the Stock defaults (and fails to cure any such default within 30 days of written notice by any Stockholder of such default, provided that with respect to such default no cure period is permitted after at least 2 defaults by either Buyer or its affiliate, or both, regardless of any cure thereof, have already occurred within the 12-month period before such default ) in the performance of any of its covenants in Section 5.10. Further, if the Buyer or any of its affiliates is at Fault (as defined below) for preventing Health Watch from increasing Internally Generated MRR by any amount, then such amount will nevertheless be credited toward the Target Increase. The Buyer and/or its affiliates will be deemed at Fault if any of their conduct results in actual or prospective customer losses or losses of marketing opportunities, from any failure for any reason to (i) meet on a timely basis the demand for monitoring units, (ii) reinvest reasonable amounts for Health Watch to operate efficiently and market itself effectively, with competitive pricing programs consistent with the past practices of Health Watch, or (iii) otherwise operate the business of Health Watch consistent with the past standards of customer service and support of Health Watch. Additionally, if any existing provider/customer of Health Watch (i.e., a customer who provides Health Watch services to end-users), does not renew any or all of its Health Watch subscriptions because it indicates that it does not elect to do business with the Buyer or any of its affiliates, then any such loss of MRR as a result will not

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                  be considered in determining whether the Stockholders earned any or all of the Deferred Purchase Price.

2.5. Response Stock Valuation. For purposes of determining the number of shares of Registered Stock, Unregistered Stock or Common Stock due at Closing or any other time under this Agreement, the value of each share (its "Original Value") will be computed as the lower of:

         a. the average closing bid price per share of Response Stock on the NASDAQ Stock Market during the fifteen (15) trading days immediately preceding the date Buyer delivers such shares to the applicable Stockholder; or

         b.       $7.50;

         provided that Subsection 2.5 (b) shall not be considered in determining the value of any Registered Stock, Unregistered Stock or Common Stock paid at Closing or paid as Make-Up Stock, but shall be considered in determining the value of any Common Stock delivered as part of the Deferred Purchase Price pursuant to Section 2.4.

2.6.     Response Stock Make-Up.

         a. Sale of Initial Response Stock. If, on the date (the "Make-up Date") which is the earlier of (a) 9 months from the Closing Date or (b) the date on which the Stockholders have sold at least seventy-five percent (75%) of the Registered Stock owned by them in the aggregate, the Stockholders have sold such shares of Registered Stock and have received net proceeds (i.e. after deducting reasonable sales expenses (including but not limited to commissions and the cost of any legal opinions in connection with the transfer)),of less than the Original Value of the shares sold (as determined under Section 2.5 when the Stockholder received such shares), Buyer must pay the Stockholder the difference. Buyer may elect to pay the difference either by delivering cash or Registered Stock (sometimes referred to as "Make-Up Stock") to the Stockholder. If Buyer pays with Make-Up Stock, such stock must be valued in accordance with Section 2.5 herein, for determining how many shares Buyer must pay to the Stockholder. Buyer must make the payment of cash or Make-Up Stock, as applicable, within 10 days of the applicable Make-Up Date for such sale. Buyer's obligation to make up the difference is effective for only sales a Stockholder makes within 5 years of receiving the Response Stock subject to such sale provided however, that, notwithstanding anything to the contrary contained in this Agreement, if during the period between the last Make-Up Date prior to the end of such 5 year period and the end of such 5 year period, any Stockholder has sold any Response Stock and has received less than the Original Value for such shares, Buyer must pay the difference to such Stockholder in cash and not in Make-Up Stock. If, on the date which is 9 months following the Make-Up Date and on each date which is 9 months following such date (each such date

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                  also referred to as the "Make-Up Date"), any Stockholder has sold Response Stock during such 9 month period and has received net proceeds (i.e. after deducting reasonable sales expenses (including but not limited to commissions and the cost of any legal opinions in connection with transfer)) of less than the Original Value of the shares sold (as determined under Section 2.5 when the Stockholder received such shares), during such 9-month period Buyer must pay the Stockholder the difference. Buyer may elect to pay the difference either by delivering cash or Make-Up Stock. Buyer must make such payment within 10 days of the applicable Make-Up Date for such sale. Buyer's obligation to make up the difference is effective only for any sales a Stockholder makes within 5 years of receiving the Response Stock subject to such sale, provided however, that, notwithstanding anything to the contrary contained in this Agreement, if during the period between the last Make-Up Date prior to the end of such 5 year period and the end of such 5 year period, any Stockholder has sold any Response Stock and has received less than the Original Value for such shares, Buyer must pay the difference to such Stockholder in cash and not in Make-Up Stock. For any Make-Up Date occurring after the date the Stockholders have sold at least 90% of the shares of Response Stock that they received at Closing, in the aggregate, notwithstanding anything to the contrary, Buyer must pay the difference then owed to the Stockholder from the sale of any remaining shares of Response Stock paid at Closing or received as Make-Up Stock (excluding shares of stock received as payment for the Deferred Purchase Price) from such sales, in the form of cash and not Make-Up Stock.

         b. Board of Directors. As long as either of the Queens is employed by the Buyer or any of its affiliates they shall be entitled to a single seat, as they may request, on the Board of Directors of Response (or if Health Watch is then being operated as an independent subsidiary, on the Board of Directors of Health Watch, and at the Queens' request, on the Board of Directors of Response). Such right is subject to the approval of any shareholders, if necessary, which Response must use its commercially reasonable efforts to secure promptly upon request.

         2.7. Payment. All references to cash payments due under this Agreement, mean that the payer must make such payment by bank or certified check or wire transfer of immediately available funds.

                                    ARTICLE 3
                   Stockholder Representations and Warranties

   The Stockholders hereby jointly and severally represent and warrant to Buyer that:

3.1. Corporate; Authorization of Agreement; Trusts. Health Watch is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Health Watch is duly

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         qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its business or the assets owned or leased and operated by Health Watch require qualification, except where the failure to so qualify or maintain good standing would have no material adverse affect on Health Watch. The copy of the certificate of incorporation of Health Watch, as amended to date and certified by the Secretary of State of Florida, and of the By-laws of Health Watch, as amended to date, certified by its Secretary, are complete and correct, and no amendments thereto are pending, and Health Watch is not in violation thereof in any material respect. Health Watch has no subsidiaries and does not own any securities issued by any other business organization or governmental authority or have any direct or indirect interest in or control of any corporation, partnership, joint venture or entity of any kind. Health Watch has the corporate power and authority to own its assets, and to conduct the Business as and where such business is presently conducted. Lorence Queen and Linda Queen are the currently acting trustees of the Queen Trust. The Trust is a trust duly organized under, and validly existing and governed by, the laws of the State of Florida. The Trust has the power and authority to enter into this Agreement.

3.2. Effect of Agreement. Except as provided in Section 3.3, the execution, delivery and performance of this Agreement by the Stockholders, and the transactions contemplated thereby, (a) have been authorized by all necessary actions on the part of the Stockholders, (b) will not violate any provision of the Articles of Incorporation or By-laws of Health Watch or the Trust Agreement of the Trust, (c) will not violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, nor result in the termination of, or accelerate the performance required by, nor result in the creation of any lien, security interest, charge or encumbrance upon any of Health Watch's assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Health Watch or the Trust is a party or by which any of them or any of their respective assets are bound or affected, and (d) will not violate or be in conflict with any law, rule or regulation, or any judgment, decree, injunction or order binding the Stockholders or Health Watch. This Agreement is, and each of the other agreements, documents and instruments to be executed and delivered in connection with the transactions contemplated hereby will be, the legal, valid and binding obligations of the Stockholders, enforceable against them in accordance with their respective terms.

3.3. Consents. Except as set forth in Exhibit 3.3 or elsewhere in this Agreement, no authorization, consent, approval, order of or filing with or notice to any governmental agency, instrumentality or authority or any other person is necessary for the execution and delivery of this Agreement by the Stockholders, or the consummation by them of the transactions contemplated hereby.

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3.4.     Capitalization of Health Watch.

         a. The authorized capital stock of Health Watch consists of 5,000,000 shares of common stock par value $.01 per share (the "Health Watch Common Stock") and 1,000,000 shares of preferred stock par value $.01 per share (the "Preferred Stock"). The Stockholders collectively own 840,000 shares of Health Watch Common Stock and no other shares of Health Watch Common Stock are issued and outstanding. No shares of Preferred Stock are issued and outstanding.

         b. The issued and outstanding shares of Health Watch Common Stock are all duly issued and outstanding and are fully paid and nonassessable and have been issued to, and registered in the name of, the Stockholders as set forth in Exhibit 3.4(b).

         c. Except as set forth in Exhibit 3.4 (c), and Section 3.6, there are no options, warrants, or rights outstanding for the purchase or acquisition of any shares of the capital stock of Health Watch or any securities or rights outstanding exercisable for, convertible or exchangeable into any shares of such capital stock, nor are there any preemptive rights, conversion rights, redemption provisions or sinking fund provisions relating to the Stock or inuring to the holders thereof.

3.5. Title to Stock. Upon transfer by the Stockholders of their respective Stock to Buyer as provided herein, Buyer will acquire such Stock, free and clear of any lien, encumbrance, security interest, claim, pledge, option, restriction, charge or equity of any nature whatsoever (a "Lien"), except restrictions on transfer imposed under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), and similar laws imposed by various states.

3.6. Convertible Subordinated Notes. Health Watch has issued $865,000 of 14% convertible subordinated notes due December 1, 1997 (the "Notes"). Each
         Note is convertible at any time until paid in full into fully paid and nonassessable shares of Health Watch Common Stock at a predetermined conversion price.

3.7. Stock Option Plan. Health Watch reserved shares of Stock for a stock option plan, but does not have a formally adopted stock option plan and has not issued any options under any stock option plan.

3.8. Assets, Title to Assets. Except as specified in Exhibit 3.8, Health Watch has good and marketable title or leasehold rights to all of its assets necessary to operate the Business (all of which being hereinafter collectively referred to as the "Assets"), free and clear of all Liens.

3.9.     Compliance with Laws.

         a. To the best knowledge of the Stockholders, Health Watch has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other

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                  rights and privileges (collectively "Permits") necessary to permit the ownership of the properties involved therein and the conduct of the Business as the same is presently conducted, a listing of such Permits is set forth in Exhibit 3.9(a). All such Permits are valid and in full force and effect, except to the extent the absence of any such Permit would not have a material adverse effect on Health Watch, and except as set forth in Exhibit 3.9(a), no Permit is subject to termination as a result of the performance of this Agreement or consummation of the transactions contemplated hereby.

         b. To the best knowledge of the Stockholders, except as set forth in Exhibit 3.9(b), Health Watch is presently in compliance in all material respects, and during the past four years have been in compliance in all material respects, with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of its business, and neither Health Watch nor any Stockholder (with respect to the Business) has received a written notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation. To the best knowledge of the Stockholders, the Business and Assets have been operated and maintained in compliance with all applicable federal, state, and local environmental protection laws and regulations. Neither Health Watch nor any Stockholder (with respect to the Business) has entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety law or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any such law.

3.10.    Financial Statements.

         a. Buyer has previously been furnished with true and complete copies of the following financial statements (the "Financial Statements") of Health Watch:

                  (i) unaudited balance sheets as of May 31, 1998, 1997 and 1996, all prepared in accordance with sound accounting principles, consistently applied; and

                  (ii) unaudited statements of operations for the fiscal years ended May 31, 1998 and 1997, all prepared in accordance with sound accounting principles, consistently applied in all material respects.

         b. The Last Balance Sheet is in accordance with the books and records of Health Watch as of the date of the Last Balance Sheet, in all material respects. Together with the other Exhibits and disclosures contained in this Agreement, each of the Last Balance Sheet and the statement of operations for the fiscal year ended May 31, 1998, respectively, fairly present in all material respects the financial position of Health Watch as of the date thereof and the results of operations of Health Watch for the period then ended, respectively.

         c. Except as set forth on Exhibit 3.10(c), the prepaid insurance, expenses and taxes as set forth on the Last Balance Sheet, or arising since the date thereof, represent amounts of a benefit to future periods.

         d. Except as set forth in Exhibit 3.10(d) or the Last Balance Sheet, any additional borrowing from Financial Security Services Inc. ("FSS") pursuant to agreements between it and Health Watch, and any offer or commitment Health Watch may make before Closing to purchase blocks of not more than 500 PERS accounts from any unrelated third parties (the "New Accounts"), there has not been any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or, to the Stockholders' best knowledge, unasserted, incurred in connection with the Business other than obligations and liabilities incurred in the ordinary course of business in a manner consistent with past practices.

3.11. Condition of Assets. Except as set forth on Exhibit 3.11, and except for the existing phone system which has reached capacity, all material equipment and property used in connection with the Business is in good working order, reasonable wear and tear excepted.

3.12. Accounts and Agreements. Health Watch will provide the Buyer with a current list of Health Watch's monitored accounts, which is accurate in all material respects. Other than agreements for monitored accounts of which Health Watch is presently monitoring approximately 10,000, and except as listed in Exhibit 3.14 or elsewhere in this Agreement,
         Exhibit 3.12 sets forth a complete and accurate list of all material agreements, including insurance policies, debentures, loans, and leases, to which Health Watch is a party (such documents listed in Exhibit 3.12 are described as the "Contracts"). Substantially all of the Monthly Recurring Revenue of Health Watch derived from providers are derived from written agreements executed by such providers. A majority of the Monthly Recurring Revenue of Health Watch derived from customers are derived from written agreements executed by such customers.

         a. Health Watch is in compliance in all material respects with the Contracts except for defaults under the Notes and except for defaults which do not have any material adverse effect on Health Watch, and, except as provided on Exhibit 3.12(a), the Contracts are in full force and effect and have not been modified or amended in any material respect, nor pledged or assigned except to FSS.

         b. Except as disclosed under Section 3.12(a) or Exhibit 3.17, the Stockholders have no knowledge of and have not received any notice of a default, breach, counterclaim or offset under any of the Contracts, and no event or condition exists which constitutes a default or breach of Health

                  Watch or, after notice or lapse of time or both, would constitute a breach of Health Watch under any of the Contracts except where such breach would have no material adverse effect on Health Watch.

         c. Copies of all Contracts have been, or by Closing will be, upon request, delivered by Health Watch to Buyer.

3.13. Broker's Fees. Except as set forth in Exhibit 3.13, no broker, agent or other intermediary acted for the Stockholders in connection with the transactions contemplated herein. The Stockholders agree to indemnify and save harmless the Buyer from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Stockholders.

3.14.    Status of Property.

         a.       Real Property. Health Watch does not own any real property.

         b. Leased Real Property. All of the real property leased or used in connection with the Business is set forth in Exhibit 3.14(ii) (collectively referred to herein as the "Leased Real Property").

         c. Leases. All of the leases or licenses of any of the Leased Real Property (collectively, the "Leases") are in writing and are attached as Exhibit 3.14(iii). The copies of the written Leases heretofore delivered or furnished by Health Watch to Buyer are complete, accurate, true and correct copies of each of the written Leases as in effect at the date hereof. With respect to each of the Leases:

                  (i) each of the Leases is in full force and effect on the terms set forth therein and has not been modified, amended or altered, in writing or otherwise, unless such modification, amendment or alteration, if any, is attached as part of Exhibit 3.14(iii) or is not material;

                  (ii) all material obligations of the landlord or lessor under the Leases which have accrued have been performed, and to the knowledge of Health Watch and/or the Stockholders, no landlord or lessor is in default under or in arrears in the payment of any sum or in the performance of any material obligation required of it under any Lease, and to the knowledge of Health Watch and/or the Stockholders, no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by the landlord or lessor under any Lease, except for any default which would not have a material adverse effect on Health Watch;

                  (iii) all obligations of the tenant or lessee under the Leases which have accrued have been performed in all material respects, and Health Watch is not in default under or in arrears in the payment of any sum or in the performance of any obligation required of it under any Lease, and, to the knowledge of Health Watch and/or the Stockholders, no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by Health Watch, which, in any of the above cases, would have a material adverse effect on Health Watch; and

                  (iv) Health Watch holds a valid and enforceable leasehold interest in the Leased Real Property leased by it pursuant to the Leases.

                  (v) Neither Health Watch nor any of the Stockholders has received a written notice of any pending or threatened reassessment of all or any portion of any of the Leased Real Property.

3.15.    Taxes.

         a.       Definitions.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

                  "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar employment or payroll related taxes), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, or add-on minimum, estimated or other tax of any kind whatsoever, however denominated, including any fine, interest, penalty, or addition thereto, whether disputed or not.

                  "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         b. Health Watch has in accordance with applicable law filed all Tax Returns required to be filed through the date hereof, and has paid or caused to be paid all Taxes shown thereon, except where the failure to file such Tax Returns or pay such Taxes would not have a material adverse effect on Health Watch and except for any lawfully granted filing extension.

         c. Health Watch has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and complied with all information reporting and backup withholding requirements.

         d. Complete and correct copies of all federal, state, local and foreign income Tax Returns filed with respect to Health Watch for taxable periods ended on May 31, 1996, and May 31, 1995, have been previously provided to Buyer, together with any examination reports and statements of deficiencies assessed against or agreed to with respect to said returns.

         e. Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of Health Watch and/or the Stockholders, threatening to assert against Health Watch any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where Health Watch does not file reports and returns that Health Watch is or may be subject to taxation by that jurisdiction. There are no security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax. Health Watch has not entered into a closing agreement pursuant to Section 7121 of the Code.

         f. Except as set forth in Exhibit 3.15(vi), there has not been any audit of any Tax Return filed by Health Watch, no audit of any Tax Return of Health Watch is in progress, and Health Watch has not been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in
                  Exhibit 3.15(vi), no extension of time with respect to any date on which a Tax Return was or is to be filed by Health Watch is in force, and no waiver or agreement by Health Watch is in force for the extension of time for the assessment or payment of any Taxes.

         g. Health Watch has not been (and has not had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Health Watch has not has filed, or has ever been required to file, a consolidated, combined or unitary tax return with any other entity. Health Watch does not own or has ever owned a direct or indirect interest in any trust, partnership, corporation or other entity. Health Watch is not a party to any tax sharing agreement.

         h. Health Watch has not agreed and is not required to make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Health Watch does not have any "tax exempt use" property within the meaning of
                  Section 168(h) of the Code. Health Watch has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii).

         i. The unpaid Taxes of Health Watch (A) did not exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Last Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Health Watch in filing its Tax Returns.

         j. For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

3.16. Absence of Certain Changes. Except as listed in Exhibit 3.16, since May 31, 1998, there has not been:

         a. Any change in the properties, assets, liabilities, business, operations or financial condition (except for additional borrowings from FSS, if any) of the Business, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business in a manner consistent with past practices and otherwise consistent with the representations, warranties and terms of this Agreement, would have a material adverse effect on Health Watch;

         b. Any contingent liability or obligation relating to the Business with respect to the obligations of others (or any modification thereof) or any cancellation of any material debt or claim owing to, or waiver of any material right of the Business, or any amendment or termination of any contract except in the ordinary course of business in a manner consistent with past practices, and otherwise consistent with the representations, warranties and terms of this Agreement;

         c. Any mortgage, encumbrance or lien placed on any of the properties used in the Business which remains in existence on the date hereof (except regarding additional borrowings from FSS, if any);

         d. Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, incurred in connection with the Business other than obligations and liabilities incurred in the ordinary course of business in a manner consistent with past practices, and otherwise consistent with the representations, warranties and terms of this Agreement;

         e. Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets relating to the Business, except as may involve the New Accounts, involving the payment or receipt of more than $10,000 or which has not occurred in the ordinary course of business in a manner consistent with past practices, and otherwise consistent with the representations, warranties and terms of this Agreement;

         f. Any damage, destruction or loss, whether or not covered by insurance, which would have a material adverse effect on Health Watch;

         g. Any declaration, setting aside or payment of any dividend by Health Watch, or the making of any other distribution in respect of the capital stock or other equity interest of Health Watch or any direct or indirect redemption, purchase or other acquisition by Health Watch of its own capital stock or other equity interest.

         h. Any strikes, labor disputes or unfair labor practice charges involving the Business;

         i. Any material change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by Health Watch to any officers, employees, agents or independent contractors of Health Watch, other than normal merit increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any such person or entity; any entering into or amendment of any employment, deferred compensation or severance agreement or any other agreement with any officer, director or employee that earned $50,000 or more in the year ended May 31, 1998 (a "Highly Compensated Employee") of Health Watch other than normal merit increases, or any establishment, adoption or entering into or material amendment of any collective bargaining, bonus, incentive, deferred compensation, profit sharing, stock option or purchase, insurance, pension, retirement or other employee benefit plan;

         j. Any change, or the obtaining of information concerning a prospective change, in the identity of officers or management employees involved in the Business, any grant of any severance or termination pay to any officer, employee, agent or independent contractor involved in the Business or any increase in benefits payable under any existing severance or termination pay policies;

         k. Except as otherwise provided in this Agreement, any payment or discharge of a material lien or liability relating to the Business which was not shown on the Last Balance Sheet or incurred in the ordinary course of business in a manner consistent with past practices, and otherwise consistent with the representations, warranties and terms of this Agreement;

         l. Except as otherwise provided in this Agreement, any payment made or obligation or liability incurred by Health Watch to, or any other transaction by Health Watch with, any of its officers, managers, directors, stockholders, members, Highly Compensated Employees or independent contractors, or any loans or advances made by Health Watch to any of its officers, directors, managers, stockholders, members, Highly Compensated Employees or independent contractors, except normal compensation and expense allowances consistent with past practice, or any prepayment of any loans from stockholders, members, officers, directors or managers (if any);

         m. Any change in accounting methods or practices, return policies, credit practices, collection policies or payment policies used in the operation of the Business including without limitation any change in the recognition of income, the collection of accounts receivable or the discharge or recording of payables relative to past practices, or any failure to pay accounts payable in the ordinary course of business, and in any event within 60 days unless they are being disputed in good faith;

         n. Any cancellation or loss of any material right or asset, or waiver of any right, of the Business or any making of any tax election or settling or compromising of any federal, state, local or foreign income tax liability;

         o.       Any factoring of receivables;

         p. Except as otherwise provided in this Agreement, any other transaction relating to the Business other than transactions in the ordinary course of business in a manner consistent with past practices, and otherwise consistent with the representations, warranties and terms of this Agreement;

         q. Any amendment to the organizational documents of Health Watch or the authorized or issued capital stock or equity interests of Health Watch, or any acquisition of any securities issued by any other business organization other than short-term investments in the ordinary course of business in a manner consistent with past practices, and otherwise consistent with the representations, warranties and terms of this Agreement; or

         r. Any agreement or understanding, whether in writing or otherwise, that would result in any of the transactions or events, or require Health Watch to take any of the actions, specified in paragraphs (a) through (q) above.

3.17. Litigation. Exhibit 3.17 lists all currently pending litigation and governmental or administrative proceedings to which Health Watch is a party or affecting the Business which may have any material adverse effect on Health Watch or which could prevent or hinder the consummation of the transactions contemplated by this Agreement. Except for matters described in Exhibit 3.17, to the knowledge of the Stockholders, there is no litigation or governmental or administrative proceeding threatened relating to the Business, which threatened litigation or proceeding would have any material adverse on Health Watch or which could prevent or hinder the consummation of the transactions contemplated by this Agreement.

3.18. Ordinary Course. Since the date of the Last Balance Sheet, except as disclosed in this Agreement, Health Watch has conducted the Business only in the ordinary course and in a manner consistent with past practices and otherwise consistent with the representations, warranties and terms of this Agreement.

3.19. Employees. Exhibit 3.19 hereto contains a list of the names, office locations, compensation and years of credited service for severance, vacation and pension plan purposes of all full- and part-time employees of Health Watch as at August 31, 1998; a list of all pension, retirement, profit-sharing, deferred compensation, option, bonus, medical, insurance and other benefit or incentive plans covering such employees; a description of all material employee "perks" or other benefit practices and a description of Health Watch's severance pay policy. Except as disclosed on Exhibit 3.19 neither Health Watch nor any of the Stockholders knows of any efforts within the last three years to attempt to organize Health Watch's employees, and no strike or labor dispute involving Health Watch has occurred during the last three years or, to the best knowledge of each Health Watch and/or any of the Stockholders, is threatened. To the knowledge of Health Watch and the Stockholders, no key employee of Health Watch has indicated that he is considering terminating his employment. Except as set forth in Exhibit 3.19, neither Health Watch nor any member of any affiliated group of which Health Watch was at any time a member, has ever maintained or currently maintains any "employee benefit plan" subject to ERISA. Neither Health Watch nor its predecessors has ever contributed to or otherwise participated in or has been required to contribute to or otherwise participate in any "multiemployer plan", as defined in
         Section 4001(a)(3) of ERISA. Health Watch has not withdrawn from any such employee benefit plan or multiemployer plan prior to the date hereof.

3.20. Insurance. The physical properties and assets relating to the Business are insured to the extent disclosed in Exhibit 3.20. Such insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Health Watch is in compliance in all material respects with the terms thereof. To the knowledge of Health Watch and/or the Stockholders, such insurance is adequate and customary for the Business and is sufficient for compliance with all requirements of law.

3.21. Warranty and Related Matters. There are no existing or, to the knowledge of Health Watch and/or the Stockholders, threatened product liability, warranty or other similar claims, against Health Watch for products or services which are defective or fail to meet any product or service warranties which may have any material adverse effect on Health Watch, except as disclosed in Exhibit 3.21. To the knowledge of Health Watch, there are no statements, citations or decisions by any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") stating that any product manufactured, marketed or distributed at any time by Health Watch ("Products") is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Body. No claim has been asserted against Health Watch for renegotiation or price redetermination of any business transaction, and, to the knowledge of Health Watch and/or the Stockholders there are no facts upon which any such claim could be based; which in any such case would have a material adverse effect on Health Watch. Except for the Health Watch standard warranty, a copy of which is in Exhibit 3.21, neither Health Watch nor the Stockholders makes or has made any warranties, other than those, if any, arising by operation of law with respect to the Products or which will not have any material adverse affect on Health Watch.

3.22. Employee Benefit Programs. Health Watch has no employee benefit plans except as may be described in Exhibit 3.19.

3.23. Patents, Trademarks and Copyrights. A list and brief description of all trademarks, service marks, trade names, brands, copyrights and patents which are presently being used or have been used in the Business, all applications for registration and registrations for such trademarks, copyrights and patents, and all licenses, contracts, rights and arrangements with respect to the foregoing, are set forth in Exhibit
         3.23. Health Watch has furnished to Buyer true and complete copies of each of the foregoing. Health Watch owns the entire, unencumbered right, title and interest to all such properties free and clear of all claims, conflicts with or infringements of the rights of others except those rights of FSS under its agreements with Health Watch, and the rights of third parties, if any, which are not material to the Business. Except for use of "Health Watch" by providers in the ordinary course of a business, no rights or licenses to others have been granted with respect to any of such properties. Except as set forth in Exhibit 3.23, all filings and other action necessary to perfect the full legal right of Health Watch in the United States to the foregoing have been effected to the extent that Health Watch deemed necessary for the conduct of the Business. Neither Health Watch nor any of the Stockholders has any knowledge of any default or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any licenses, contracts, agreements or arrangements referred to in or submitted as a part of Exhibit 3.23.

3.24. Acquisition for Investment. Stockholders, each individually and on their own behalf, represent and warrant that each has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment in the Response Stock and each is able to bear the economic risks of such investment. Stockholders acknowledge that:

         a. They have been given the opportunity to ask questions of Buyer's management.

         b. Buyer has heretofore furnished such Stockholders with copies of Buyer's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, and the Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the "SEC") for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998.

         c. The offering of the Response Stock has not been registered under the Securities Act; except as set forth in Section 5.10(k) there is no commitment to register the Response Stock under the Securities Act and Buyer is relying on the exemption from such registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

         d.       The Response Stock will bear legends as set forth in Section
                  8.17.

3.25. No Omissions, Other Information. There is no fact or circumstance relevant to the assets, liabilities, business or future business prospects of Health Watch, which has not been set forth or described in this Agreement or the Exhibits hereto, which would have a material adverse affect on the Stockholders' obligations to perform hereunder. None of the information included in this Agreement and Exhibits or other documents furnished or to be furnished by the Stockholders if required under this Agreement contains any untrue statement of a material nature or is misleading in any material respect or omits to state any fact necessary in order to make any of the statements herein or therein not materially misleading. True and correct copies of all documents referred to in any Exhibit hereto have been delivered or made available to the Buyer.

                                   ARTICLE 4.

                     Buyer's Representations and Warranties

The Buyer represents and warrants to the Stockholders, as follows:

4.1. Corporate; Authorization of Agreement. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its business or the assets owned or leased and operated requires qualification, except where the failure to so qualify or maintain good standing would have no material adverse affect. Buyer has the corporate power and authority to own its assets, and to conduct its business as and where such business is presently conducted. Buyer has the power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency.

4.2. Effect of Agreement. The execution, delivery and performance of this Agreement by Buyer of the transactions contemplated hereby, (a) have been authorized by all necessary actions on the part of Buyer, (b) will not violate any provision of the Articles of Incorporation or Bylaws of Buyer, (c) will not violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, nor result in the termination of, or accelerate the performance required by, nor result in the creation of any lien, security interest, charge or encumbrance upon any of Buyer's or its affiliate's assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which it is a party or by which it or any of its assets are bound or affected, and (d) will not violate or be in conflict with any law, rule or regulation, or any judgment, decree, injunction or order applicable to Buyer or its affiliates. This Agreement is, and each of the other agreements, documents and instruments to be executed and delivered in connection with the transactions contemplated hereby will be, the legal, valid and binding obligations of the Buyer, enforceable against Buyer in accordance with their respective terms.

4.3. Consents. Except as required by the Securities Act solely with respect to registering the Response Stock as required under Section 5.10(k), or as set forth in Exhibit 4.3, no authorization, consent, approval, order of or filing with or notice to any governmental agency, instrumentality or authority or any other person is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

4.4.     Capitalization of Buyer. The capitalization of Buyer is set forth in
         Exhibit 4.4. So long as the Stockholders hold any Response Stock acquired under this Agreement, such stock shall be entitled to the most favorable rights and preferences of any class of common stock of Buyer. All shares of Response Stock issued pursuant to this Agreement, upon receipt by the applicable Stockholders, will be duly issued and outstanding and fully paid and nonassessable, issued to, and registered in the name of, the applicable Stockholder.

4.5. Title to Stock and Assets. Upon issuance of Response Stock to each Stockholder pursuant to this Agreement, each such Stockholder will acquire such stock, free and clear of any lien, encumbrance, security interest, claim, pledge, option, restriction, charge or equity of any nature whatsoever, except restrictions on transfer imposed under Rule 144 of the Securities Act and similar laws imposed by various states.

4.6.     Compliance with Laws.

         a. To the best knowledge of Buyer, it has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "Permits") necessary to permit the ownership of the properties involved therein and the conduct of its business as the same is presently conducted, except to the extent that the absence of any such Permit would not have a material adverse effect on Buyer. All such Permits are valid and in full force and effect, except to the extent the absence of any such Permit would not have a material adverse effect on Buyer and no Permit is subject to termination as a result of the performance of this Agreement or consummation of the transactions contemplated hereby.

         b. To the best knowledge of Buyer, Buyer is presently in compliance in all material respects, and during the past four years have been in compliance in all material respects, with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of its business, except where the failure to so comply would not have a material adverse effect on Buyer and Buyer has not received a written notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation. To the best knowledge of Buyer, its business and assets have been operated and maintained in compliance with all applicable federal, state, and local environmental protection laws and regulations except to the extent that any noncompliance would not have a material adverse affect on Buyer. Buyer has not entered into nor been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety law or received any request for information, notice, demand letter, administrative inquiry or formal or informal compliant or claim with respect to any environmental or health and safety matter or the enforcement of any such law.

4.7. Financial Statements and Public Information. All financial statements and other information Buyer has filed with the SEC, in the 24-month period preceding the Closing Date, were at the time of filing true and complete in all material respects and did not contain any untrue statements of material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.8. Accounts and Agreements. Except as disclosed in Exhibit 4.8, Buyer is in compliance in all material respects with all of the agreements which have been publicly filed by Buyer with the Securities and Exchange Commission, and Buyer has no knowledge of and has not received any notice of a default, breach, counterclaim or offset under any of such agreements, and no event or condition exists which constitutes a default or breach of Buyer or, after notice or lapse of time or both, would constitute a breach of Buyer under any of the agreements except where such breach would have no material adverse effect on Buyer. Buyer has publicly filed with the Securities and Exchange Commission all the material agreements to which Buyer is a party which are required to be filed by Buyer as of the date hereof, and all of such agreements, except as disclosed in Exhibit 4.8, are in full force and effect.

4.9. Broker's Fees. Except as set forth in Exhibit 4.9, no broker, agent or other intermediary acted for the Buyer in connection with the transactions contemplated herein. The Buyer agrees to indemnify and save harmless the Stockholders and Health Watch from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Buyer.

4.10. Financial Ability. Buyer has the financial ability to consummate the transactions contemplated by this Agreement.

4.11.    Taxes.

         a. Buyer has in accordance with applicable law filed all Tax Returns required to be filed through the date hereof, and has paid or caused to be paid all Taxes shown thereon, except where the failure to file such Tax Returns or pay such Taxes would not have a material adverse effect on Buyer and except for any lawfully granted filing extension. Buyer has timely paid all Taxes to the appropriate authorities, except to the extent such nonpayment is due to a validly filed extension, the amount of the nonpayment is being contested in good faith, or the nonpayment will not have any material adverse effect on Buyer.

         b. Except as set forth on Schedule 4.11(b), neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of Buyer, threatening to assert against Buyer any deficiency or claim for additional Taxes. No claim exists by an authority in a jurisdiction where Buyer does not file reports and returns that Buyer may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Buyer that arose in connection with any failure (or alleged failure) to pay any Tax.

         c. There has not been any audit of any Tax Return filed by Buyer, no audit of any Tax Return of Buyer is in progress, and Buyer has not been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in Exhibit 4.11(c), no extension of time with respect to any date on which a Tax Return was or is to be filed by Buyer is in force, and no waiver or agreement by Buyer is in force for the extension of time for the assessment or payment of any Taxes.

         d. All references in this Section to Buyer include all subsidiaries of Buyer and any entity owning at least a majority of any class of common stock of Buyer.

4.12. Absence of Certain Changes. Except as set forth in Exhibit 4.12 or except as listed in any Quarterly Reports on Form 10-Q as filed with the SEC for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998, since June 30, 1997, there has not been:

         a. Any change in the properties, assets, liabilities, business, operations or financial condition of Buyer's business, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business in a manner consistent with past practices and otherwise consistent with the representations, warranties and terms of this Agreement, would have a material adverse effect on Buyer or materially adversely effect Buyer's ability to consummate the transaction contemplated by this Agreement;

         b. Any damage, destruction or loss, whether or not covered by insurance, which would have a material adverse effect on Buyer;

         c. Any agreement or understanding, whether in writing or otherwise, that would result in any of the transactions or events, specified in paragraphs (a) and (b) above.

4.13. Litigation. Exhibit 4.13 lists all currently pending litigation and governmental or administrative proceedings to which Buyer is a party or affecting Buyer's business which may have any material adverse effect on Buyer or which could prevent or hinder the consummation of the transactions contemplated by this Agreement. Except for matters described in Exhibit 4.13, to the knowledge of the Buyer, there is no litigation or governmental or administrative proceeding threatened relating to Buyer, which threatened litigation or proceeding would have any material adverse on Buyer or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

4.14. Warranty and Related Matters. There are no existing or, to the knowledge of Buyer, threatened product liability, warranty or other similar claims, against Buyer for products or services which are defective or fail to meet any product or service warranties which may have a material adverse effect on Buyer. To the knowledge of Buyer, there are no statements, citations or decisions by any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") stating that any product manufactured, marketed or distributed at any time by Buyer ("Products") is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Body. No claim has been asserted against Buyer for renegotiation or price redetermination of any business transaction, and, to the knowledge of Buyer, there are no facts upon which any such claim could be based which would have a material adverse effect on Buyer.

4.15. Acquisition for Investment. Buyer represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Stock, and is able to bear the economic risks of such investment. Buyer acknowledges that:

         a. It has been given the opportunity to ask questions of Health Watch's management.

         b. The offering of the Stock has not been registered under the Securities Act; there is no commitment to register the Stock under the Securities Act and Buyer is relying on the exemption from such registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

                                   ARTICLE 5.

                       Pre Closing; Closing; Post Closing

5.1.     Conduct Pending Closing.

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

         a. For a period of 30 days from the date of this Agreement, the Queens shall ensure that Health Watch permits Buyer and its authorized representatives to have reasonable access to Health Watch's facilities during normal business hours. Buyer may observe Health Watch's operations, and examine the files, books and records of Health Watch. During such period, Buyer may also observe the status of Health Watch's monitoring accounts, assets, liabilities, agency and hospital contracts and referral network, billing and collection procedures, accounting procedures, manufacturing processes, financial status, and certified financial statements (prepared at the expense of Buyer), if any. During such 30-day period, Buyer is entitled to cooperation from the Queens to verify the accuracy of the representations and warranties in Article 3.

         b. Neither the Stockholders nor Health Watch will close any transaction or enter a binding agreement with any third party relative to the disposition of the Business, Stock or Assets or any substantial part thereof, unless mutually agreed by the parties hereto.

         c. The Stockholders shall use their good faith efforts to ensure that the conditions to Closing will be met.

5.2. Prohibited Actions Pending Closing. Unless otherwise provided for herein or approved by the Queens in writing, which approval will not be unreasonably withheld or delayed, from the date hereof until the Closing Date, the Stockholders must not take any action prior to the Closing Date which would breach any of the representations and warranties contained in this Agreement . Further, unless otherwise provided for herein or approved by Buyer in writing, which approval will not be unreasonably withheld or delayed, from the date hereof until the Closing Date, the Stockholders shall cause Health Watch not to:

         a. amend or otherwise change its Certificates of Incorporation or Bylaws;

         b. issue or sell or authorize for issuance or sale, or grant or sell any options or convertible, exercisable or exchangeable instruments, or make other agreements with respect to, any shares of its capital stock, or any other of its securities or equity interests, except as may be required under any existing agreements;

         c. authorize or incur any additional debt for money borrowed other than in the ordinary course of business or as the Queen's deem necessary to preserve the reputation or effective function of the Business;

         d. mortgage, pledge or subject to lien or other encumbrance any of Health Watch's material properties or agree to do so, except for liens set forth in the Exhibits hereto or in the course of borrowing from FSS;

         e. enter into or agree to enter into any material agreement, contract or commitment other than in the ordinary course of business except for the purchase of New Accounts or as the Queens deem necessary to preserve the reputation or effective function of the Business;

         f. increase or agree to increase, the compensation of any of their officers, directors or Highly Compensated Employees (other than scheduled increases in salary), by means of salary increase, bonus or otherwise;

         g. sell or otherwise dispose of, or agree to sell or dispose of, any of the material assets or properties (other than the sale of inventory in the ordinary course of business) of Health Watch;

         h. amend, in any material respect, or terminate, any material lease, contract, undertaking or other commitment listed in any Exhibit to which Health Watch is a party, or to take action or fail to take any action, constituting any event of material default thereunder except due to events beyond the reasonable control of the Queens or Health Watch;

         i. assume, guarantee or otherwise become responsible for the obligations of any other party or agree to so do except in the ordinary course of business or in connection with the purchase of New Accounts; or

         j. take any action prior to the Closing Date which would breach any of the representations and warranties contained in this Agreement.

5.3.     Notices of Certain Events.

         a. Stockholder's Notice. The Stockholders or Health Watch shall promptly notify Buyer of:

                  (i) any notice or other communication of which such Stockholder or Health Watch has knowledge from any person (other than as set forth in the Exhibits hereto) alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication of which such Stockholder or Health Watch has knowledge from any governmental or regulatory agency or authority;

                  (iii) any actions, suits, charges, complaints, claims, investigations or proceedings commenced or, to such Stockholder's or Health Watch's knowledge, threatened against, relating to, involving or otherwise affecting, the Business which, if pending on the date of this Agreement, would have been required to be disclosed pursuant to the Exhibits hereto or which relate to the consummation of the transactions contemplated by this Agreement; or

                  (iv) any material adverse event known by such Stockholder or Health Watch which would impair any Stockholder's or Health Watch's ability to perform its obligations under this Agreement (other than as set forth in this Agreement).

         b. Buyer's Notice. Buyer shall promptly notify Health Watch or the Queens of:

                  (i) any notice or other communication of which Buyer has knowledge from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication of which Buyer has knowledge from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (iii) any actions, suits, charges, complaints, claims, investigations or proceedings commenced or, to Buyer's knowledge, threatened against, relating to, involving or otherwise affecting, Buyer which, if pending on the date of this Agreement would have been required to be disclosed pursuant to the Exhibits hereto or which relate to the consummation of the transactions contemplated by this Agreement; or

                  (iv) any materially adverse event which would impair the ability of Buyer to consummate the transactions contemplated by this Agreement (other than as set forth in this Agreement).

5.4. Conditions Precedent to Buyer Closing. The obligations of the Buyer to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section, except to the extent that such satisfaction is waived by the Buyer in writing.

         a. Seller Representations. The representations and warranties made by Health Watch and the Stockholders (in Article 3 of this Agreement) shall be deemed restated on and as of the Closing Date and shall not have been false or misleading in any material respect.

         b. Seller Performance. All of the terms and conditions of this Agreement to be satisfied or performed by the Stockholders on or before the Closing Date shall have been satisfied or performed in all material respects (including making all deliveries required by Section 5.7).

         c. Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions.

         d. Consents. Each of the Stockholders or Health Watch shall have received each consent or approval required to be given by any third party in connection with the consummation of the transactions contemplated hereby, where the failure to receive such consent or approval would have a material adverse effect on Health Watch.

         e. No holder of the Notes shall have converted any of the Notes unless such holders agree to join in this Agreement and to be bound to the same extent as the other Stockholders.

         f. MRR as of September 10, 1998 shall not be less than $230,000 and Earnings Before Interest Depreciation Taxes and Amortization (excluding in such calculation any expenditures for legal and accounting services provided in connection with this transaction or not incurred in the ordinary course of business) as at July 31, 1998 of Health Watch shall not be less than $50,000.

5.5. Conditions Precedent to Stockholders Closing. The obligations of the Stockholders to the Buyer to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section, except to the extent that such satisfaction is waived by the Stockholders (waiver by the Stockholders is effective only when provided by the Queens) in writing.

         a. Buyer Representations. The representations and warranties made by the Buyer (in Article 4 of this Agreement) shall be deemed restated on and as of the Closing Date and shall not have been false or misleading in any material respect.

         b. Buyer Performance. All of the terms and conditions of this Agreement to be satisfied or performed by Buyer on or before the Closing Date shall have been satisfied or performed in all material respects (including making all deliveries required by Section 5.8).

         c. Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions.

         d. Consents. Buyer shall have received each consent or approval required to be given by any third party in connection with the consummation of the transactions contemplated hereby, where the failure to receive such consent or approval would have a material adverse effect on Buyer or the performance of its obligations hereunder.

5.6. Closing. If any conditions and deliveries set forth in this Article 5 are not substantially satisfied on or before Closing, the party entitled to the benefit of such condition (the "First Party") may terminate the Agreement by notice in writing to the other party, but only after first giving written notice of the failure of the specific condition and a 10-day right to cure such failure. If the failure still exists at the end of such cure period, then in such event the First Party may elect to bring an action for specific performance or terminate this Agreement by written notice and bring an action for damages from the default of the other party, in addition to all other remedies available at law and in equity. Without limiting the foregoing, in addition to any other remedies the Stockholders may have as a result of Buyer's default, the Stockholders will be entitled to retain the deposit Buyer paid in accordance with the terms of the Escrow Agreement. In such event, the deposit must be allocated in accordance with their respective ownership interests in Health Watch. Without limiting the foregoing, in addition to the other remedies Buyer may have as a result of a Stockholder's default, Buyer is entitled to an immediate refund of the deposit paid under Section 2.2(a).

5.7. Stockholders' Deliveries. At the Closing, the Stockholders shall deliver to the Buyer:

         a. A certificate or certificates representing the Stock signed by the applicable Stockholders, in proper form, free and clear of all liens, claims, encumbrances and restrictions, fully paid and non-assessable to the Buyer except as may be imposed under restrictions on transfer imposed under Rule 144 of the Securities Act and similar laws imposed by various states.

         b. The Employment Agreements, executed by the Queens, in the forms attached as Exhibit 5.7(b) (the "Employment Agreements").

         c. The Non-Competition and Non-Solicitation Agreements, executed by the Stockholders, in the forms attached as Exhibit 5.7(c) (the "Non-Competition Agreements").

         d. A certificate, dated the Closing Date and signed by each of the Stockholders, certifying that the conditions specified in Sections 5.4 (a) and (b) above have been fulfilled.

         e. The Last Balance Sheet and Financial Statements plus a list of additional known liabilities, excluding those incurred in the ordinary course of business, for goods or services to benefit Buyer or Health Watch after Closing.

         f. At Buyer's written request at least 10 days before the Closing Date, and at the sole cost of the Stockholders payable upon request, the opinion of Steven A. Sciaretta, P.A., counsel to the Trust, dated the Closing Date, addressed to Buyer, substantially in the form of Exhibit 5.7 (e) hereto.

         g. A pay-off letter from FSS and such other documents from FSS reasonably requested by Buyer stating the amount of money necessary to make payment in full of all amounts owing to FSS by Health Watch as of Closing and to cause the release of any liens, pledges or other encumbrances on the Assets, the Business or any other properties of Health Watch securing the payment of funds due to FSS.

5.8. Buyer's Deliveries. At the Closing, the Buyer shall deliver to the Stockholders (except as otherwise specified in subsection g., below):

         a. Resolutions of the Buyer authorizing the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, certified as of the Closing Date by the President or Secretary of the Buyer as having been duly adopted and being in full force and effect and unmodified on the Closing Date.

         b. The cash portion of the Purchase Price due at Closing, as set forth in Section 2.2(b), and a certificate or certificates for each Stockholder for the Response Stock portion of the Purchase Price due at Closing, as set forth in Sections 2.2(c) and 2.2(d), in proper form, free and clear of all liens, claims, encumbrances and restrictions, fully paid and non-assessable to the Stockholders, except as may be imposed under restrictions on transfer imposed under Rule 144 of the Securities Act and similar laws imposed by various states. Unless otherwise requested, certificates for spouses will be issued to them as tenants by the entireties.

         c.       The Employment Agreements, executed by Buyer.

         d.       The Non-Competition Agreements, executed by Buyer.

         e. A certificate, dated the Closing Date and signed by an executive officer of Buyer, certifying that the conditions specified in Sections 5.5(a) and (b) above have been fulfilled.

         f. An Assumption Agreement and any related agreements reasonably requested by the Queens, in a form reasonably satisfactory to them, signed by the affiliate of Buyer, if any, who acquires the Stock.

         g. Buyer shall pay or cause to be paid the full amount of the Excluded Liabilities existing as of the Closing Date.

5.9. Post Closing Deliveries. After the Closing, each party to this Agreement shall, at the request of the other, furnish, execute and deliver such documents, instruments, certificates, notices or other further assurances as the requesting party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement and the transaction contemplated hereby.

5.10. Post Closing Covenants of Buyer. After the Closing Date, and for no less than 30 months thereafter, Buyer must ensure, unless the Queens consent otherwise in writing, that Health Watch will observe each of the following:

         a.       Maintenance of Corporate Existence. Health Watch will either
                  (i) maintain its corporate existence, or (ii) be accounted for as a separate division of Response, or a subsidiary of Response. In each case Buyer must maintain all rights, licenses, permits, registrations, certificates, contracts, equipment, intellectual property, premises, agreements, accounts, properties and other assets useful or necessary for Health Watch to operate and conduct the Business, and Health Watch will engage only in the type of business described in this

                  Agreement. In the event of (ii), above, the subsidiary, if any, shall sign and deliver the form of assumption agreement and related agreements the Stockholders reasonably require, including that such subsidiary agrees to be liable as the "Buyer" under this Agreement and all other agreements entered in connection with this Agreement, for all of Buyer's obligations and conditions hereunder, without relieving Response USA Inc. for any of its obligations. References to Health Watch in this Section include any division of Buyer and any subsidiary of Buyer, in either case, which operates any PERS business, and includes, without limitation, Response Acquisition Corp.

         b. Payment of Obligations. Health Watch shall duly and timely pay all principal and interest on any and all debts and other obligations when due except as may be contested in good faith.

         c. Legal Compliance. Health Watch will comply with all material laws and regulations in the conduct of its Business.

         d. Repair and Maintenance. Health Watch will keep all necessary equipment and property in good repair and condition, as necessary to permit the Business to be properly conducted.

         e. Insurance. Health Watch will maintain insurance against hazards and risks and liability to persons and property in appropriate amounts and with reputable carriers as is customary for companies in the same or similar business to the Health Watch for at least the 30-month period following the Closing Date, and shall maintain such insurance for the two year period prior to the Closing Date, the expense of such insurance for such two year period to be borne equally by Buyer and the Stockholders. At a minimum, such tail and future coverage must include at least the coverage described in
                  Exhibit 5.10(e).

         f.       Accounting and Financial Statements.

                  (i) Health Watch shall at all times keep true and complete accounting and financial records in accordance with GAAP consistently applied and, without limiting the generality of the foregoing provide the Stockholders upon 3-days' prior written request no more often than monthly with all information reasonably requested to determine whether they earned all or any part of the Deferred Purchase Price.

                  (ii) Health Watch will provide the Stockholders concurrently with each delivery of financial information pursuant to Section 5.10 f.(i), a certificate by Buyer's chief financial officer certifying that to the best of the officer's knowledge and belief, such information is true and correct.

         g. Access to Business. Health Watch shall permit the Stockholders and their authorized representatives to have reasonable access, upon reasonable notice to Buyer not more than four times per year (provided that such limitation does not apply if Buyer provides materially inaccurate information to any of the Stockholders or fails to provide timely access as otherwise required herein), to the Health Watch's facilities, books and records during normal business hours, to observe operations, and to examine and copy the files, books and records of Health Watch. Any Stockholder may, within 48 months after Closing, conduct an audit of the books and records at his own expense. If such audit discloses any underpayment of at least five percent (5%) of the amount due to the Stockholder of the Deferred Purchase Price, Buyer must pay the amount of such underpayment immediately with interest from the date due, at a rate of six percent (6%) per annum, together with reimbursing the Stockholder for the reasonable costs of the audit, including travel and lodging expenses, if any. Such payment, if any, must be by cash to the Stockholder.

         h. Nature of Business. Health Watch must not change the nature of the Business from that described in this Agreement.

         i. Sale or Purchase of Assets, Mergers, Consolidations, etc. Health Watch shall not sell, lease or dispose of substantially all of its assets (except to a wholly-owned subsidiary of Buyer, as permitted under this Agreement, in connection with Buyer's financing arrangement with McGinn, Smith Capital Holdings Corp.) unless Buyer has paid the Stockholders the Deferred Purchase Price in full, issue additional capital stock, redeem any Stock, merge (except to an entity which is wholly-owned by Buyer), consolidate, reorganize, liquidate, dissolve, nor suffer any of the foregoing. Any sale by Buyer of the Stock, or any merger or reorganization of Buyer to an unaffiliated third-party, for purposes of this subsection, is deemed to be the same as a sale of substantially all of the assets of Health Watch. Nor may Health Watch or Buyer take any action which would have a material adverse effect on Health Watch's ability to operate and expand the Business in the ordinary present course.

         j. Payment of Excluded and Other Liabilities. Buyer shall ensure that all liabilities of Health Watch are timely paid as due, except for any period during which Buyer is in good faith contesting the obligation.

         k. Registration Rights. Subject to the provisions of this Section 5.10(k), following each date that it issues any Registered Stock to any Stockholder under this Agreement Buyer must (i) within 30 days of such issuance file a registration statement with the SEC, to register all shares of such stock, (ii) have such registration statement declared effective within 60 days of such issuance (or such longer period as necessary if needed despite Buyer's continuing best efforts to secure such registration), and (iii) keep such registrations effective until the earlier of 2 years from receipt by the Stockholder of the applicable Registered Stock or the date the Stockholder

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

                  sells all such shares. Buyer shall also promptly register the Registered Stock, or obtain an exemption from registration, in any state for which a Stockholder demands such registration or exemption as reasonably necessary to sell his Registered Stock. Buyer must use its best efforts to obtain such registration or exemption by no later than the time required to obtain an effective registration with the SEC. The registration rights of the Stockholders for the Registered Stock they receive at Closing shall be prorated based on their relative number of shares of Registered Stock they receive at Closing. Notwithstanding Section 5.10(k)(i), with respect to Registered Stock delivered at Closing, Buyer must within 10 days following the date which Buyer files its Annual Report on Form 10-K for the fiscal year end June 30, 1998, but in no event later than October 26, 1998, file a registration statement with the SEC, to register all shares of such stock. Further, notwithstanding anything to the contrary in this
                  Section 5.10(k), Buyer may postpone the filing of, or may postpone the effectiveness of, a registration statement filed or to be filed pursuant to this Section 5.10(k) for a period not to exceed ninety (90) days in connection with a written request by an underwriter in connection with an underwritten public offering provided that Buyer has given written notice to the Stockholders to that effect.

5.11. Post Closing Covenants of the Stockholders. After the Closing Date, so long as no Termination Event has occurred, the Stockholders agree not to sell through the NASDAQ Stock Market, collectively, more than 3,500 shares of Response Stock per day (as adjusted for stock splits, stock dividends and similar events) unless Buyer otherwise consents. Such restriction shall not apply to Response Stock acquired in payment of the Deferred Purchase Price which shall instead be restricted to the sale of no more than 5,000 shares of Response Stock per day, nor to block sales arranged by Buyer or by Buyer and the Queens through any mutually agreeable broker-dealer or to shares sold pursuant to a secondary public offering of Buyer pursuant to which the underwriter of such offering has agreed to allow the Stockholders to participate as selling stockholders.

5.12. Appointment of the Queens as representative for the Stockholders. Each of the Stockholders hereby appoints each of the Queens or either of them acting alone as the exclusive representative (the "Representative") to act on each Stockholder's behalf with respect to any and all issues arising under this Agreement or the Escrow Agreement. The Representative is authorized to negotiate, communicate and receive notices required to be delivered to the Stockholders under this Agreement or the Escrow Agreement, make and receive deliveries of the funds and other items required to be delivered or received by the Stockholders under this Agreement (including at the Closing and following the Closing pursuant to the Escrow Agreement), assert all indemnification claims under Article 7, conduct negotiations with Buyer and its representatives regarding such claims, perform obligations under this Agreement on behalf of the Stockholders, and take any and all other actions of any Stockholder specified in or contemplated by this Agreement. Buyer shall have the right

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

         to rely upon all actions taken or omitted to be taken by the Representative in respect of this Agreement and the Escrow Agreement or the transactions contemplated hereby or thereby, all of which actions or omissions shall be legally binding upon, and are hereby irrevocably ratified and approved by, the Stockholders.

                                   ARTICLE 6.
                            Confidential Information

6.1. All information and documents furnished by Stockholders or Health Watch to Buyer pursuant hereto or otherwise shall be treated as the sole property of Health Watch until the Closing Date and, if the transaction contemplated under this Agreement shall not be consummated, such information and documents shall be returned to Health Watch. Buyer will preserve and maintain the confidential nature of all nonpublic and confidential information relating to the Stockholders and Health Watch whether or not furnished to it by Stockholders or Health Watch; provided, however, Buyer may disclose nonpublic and confidential information of the Stockholders or Health Watch to its authorized representatives if such persons, prior to any such disclosure, agree not to use the information other than to evaluate the proposed transaction, and to keep confidential such information except as necessary to operate the Business after Closing, if any. The obligations in this Section with respect to confidential information relating to only Health Watch (but not to the Stockholders) expires after the Closing.

                                   ARTICLE 7.
                                 Indemnification

7.1.     Indemnification by Stockholders.

         a. The Stockholders shall jointly and severally indemnify, defend and hold harmless Buyer, promptly upon demand at any time and from time to time, against any and all losses, liabilities, claims, actions, damages and expenses, including without limitation reasonable attorneys' fees and disbursements (collectively, "Losses"), arising out of or in connection with any of the following: (a) any misrepresentation or breach of any warranty contained herein made by Health Watch and/or any Stockholder; (b) any breach or nonfulfillment of any covenant or agreement contained herein made by Health Watch and/or any Stockholder; (c) the claims of any broker or finder engaged by Health Watch and/or any Stockholder; and (d) without in any manner limiting the foregoing, any liabilities or obligations (other than the Excluded Liabilities as disclosed to Buyer on the Closing Date) of, or claims or causes of action against Health Watch which arise with respect to or relate to any period or periods on or prior to the Closing Date (excluding obligations and liabilities incurred in the ordinary course of business in a

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

                  manner consistent with past practices, and otherwise consistent with the representations, warranties and terms of this Agreement) if such liabilities, obligations, claims or causes of action were not disclosed to Buyer as required under this Agreement on the Schedules or Exhibits hereto. Nothing in this section requires indemnification for consequential, special or incidental damages, even if advised of the possibility of the same.

         b. Notwithstanding the foregoing, no indemnification shall be payable to Buyer if such claims arise solely from a failure by Health Watch to pay sales taxes for periods prior to the Closing Date unless the liability arising out of such claims shall exceed $100,000 (the "Basket") in the aggregate, whereupon the amount of such claims in excess of the Basket shall be recoverable in accordance with the terms hereof. The Basket shall not be applicable to any other amounts recoverable under Section 7.1.

7.2.     Indemnification by Buyer.

         a.       Buyer shall indemnify, defend and hold harmless
                  Stockholders, promptly upon demand at any time and from time to time, against any and all Losses arising out of or in connection with any of the following: (a) any misrepresentation or breach of any warranty contained herein made by Buyer; (b) any breach or nonfulfillment of any covenant or agreement contained herein made by Buyer; and (c) the claims of any broker or finder engaged by Buyer ; and (d) without in any manner limiting the foregoing, any liabilities or obligations of, or claims or causes of action against the Stockholders which arise with respect to or relate to any period or periods on or after the Closing Date. Nothing in this section requires indemnification for consequential, special or incidental damages, even if advised of the possibility of the same.

         b. Notwithstanding the foregoing, no indemnification shall be payable to the Stockholders pursuant to this Section 7.2 for any loss of value of any shares of Response Stock to the extent that Buyer has timely delivered cash or Make-Up Stock as a result of the stock price guarantees pursuant to section
                  2.6 of this Agreement.

7.3. Notice; Defense of Claims Promptly after receipt by an indemnified party of notice of any Loss to which the indemnification obligations hereunder would apply, the indemnified party shall promptly give notice thereof in writing to the indemnifying party (Buyer with respect to claims by the Stockholders and the Stockholders with respect to claims by Buyer), but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of the Loss and shall specify the provision or provisions of this Agreement under which the Loss is asserted. If within 20 days after receiving such notice the indemnifying party gives written notice to the

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

         indemnified party stating that it intends to defend against such Loss at its own cost and expense and confirms that it will be responsible for the Loss under Article 7 if such defense is not successful, then counsel for the defense shall be selected by the indemnifying party, which counsel shall be reasonably satisfactory to the indemnified party, and the indemnifying party shall not be required to make any payment with respect to such Loss prior to resolution of such Loss as long as the indemnifying party, to the extent reasonably practicable, is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the Loss that is subject or potentially subject to indemnification. The indemnified party shall cooperate in all reasonable respects, at the indemnifying party's request and cost, risk and expense, with the indemnifying party and its attorneys in the investigation, trial and defense of such Loss and any resulting suit, proceeding or enforcement action and any appeal therefrom. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled. The indemnifying party shall keep the indemnified party apprised of the status of the Loss and any resulting suit, proceeding or enforcement action, and shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to any settlement. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense; provided, however, If the named parties to the action include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle such Loss on reasonable terms. If such Loss is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

                                   ARTICLE 8.
                                  Miscellaneous

8.1. Notices. All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service,

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

         telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, as follows:

         If to any Stockholders or Health Watch:
                  Health Watch, Inc.
                  777 Yamato Road
                  Suite 350
                  Boca Raton, Florida  33431
                  Attn: Jeffrey Queen

         With a copy to:
                  Ronald N. Rosenwasser, Esq.
                  Friedman, Rosenwasser & Goldbaum
                  The Plaza, Suite 801
                  5355 Town Center Road
                  Boca Raton, FL 33486

         If to Buyer:
                  Response USA, Inc.
                  11-H Princess Road
                  Lawrenceville, New Jersey 08648
                  Attn: Richard M. Brooks, President

         With a copy to:
                  Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                  551 Fifth Avenue
                  New York, New York 10176
                  Attn: Josef B. Volman, Esq.

         or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered: (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by telefax or other telegraphic method; or (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities or courier service as not deliverable, as the case may be, if mailed or couriered.

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

8.2. Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a written document signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

8.3. Governing Law. This Agreement is made under, and shall be construed and enforced in accordance with the laws of the State of New York, without regard to any choice of law principles, applicable to agreements made and to be performed solely therein.

8.4. Assignment. This Agreement shall inure to the benefit of and be binding on the successors and legal representatives of each of the parties, but may not be assigned by either party without the prior written consent of the others except, as long as Buyer remains jointly and severally liable for the obligation herein, and the assignee assumes all of Buyer's obligations, the right to purchase the Stock made by Buyer to an affiliate.

8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

8.6. Exclusiveness. This Agreement, the Escrow Agreement, the Non-Competition Agreements and the Employment Agreements embody, all of the representations, warranties, and agreements of the parties hereto with respect to the subject matter hereof, and all prior understandings, representations, and warranties (whether oral or written) with respect to such matters are superseded and may not be amended, modified, waived, discharged, or orally terminated except by an instrument in writing signed by the party or an executive officer of a corporate party against whom enforcement of the change, waiver, discharge, or termination is sought.

8.7. Survival. All covenants, agreements, representations and warranties made in this Agreement by any party shall continue in full force and effect subsequent to and notwithstanding the Agreement's expiration or termination and until they are satisfied or by their nature expire. Notwithstanding the foregoing, the representations and warranties in
         Article 3 expire upon any sale of substantially all of the assets of Response Acquisition Corp. or Response USA, Inc., or the acquisition by any third party (whether or not an existing stockholder) of at least a 40% interest in the ownership or voting rights of either company, or the merger of either company, or any of their affiliates, with or into any third party, or if Richard Brooks fails to be the Chief Executive Officer of Buyer.

8.8. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision

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

         similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

8.9. Interpretation, No Presumption. It is acknowledged by the parties that this Agreement has been prepared by all the parties and contains negotiated suggestions of both Stockholders and Buyer, and therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions. When any party makes a representation or warranty to the "best of his knowledge" the parties acknowledge that no independent investigation or inquiry is required as a condition thereof.

8.10. Time of the Essence. All times for performance of the parties hereunder are material and of the essence of this Agreement.

8.11. Exhibits. The Exhibits attached hereto are hereby incorporated into this Agreement to the same extent as if they were set out in full herein.

8.12. Expenses. The parties each shall bear their own legal, accounting or other expenses incurred in connection with the preparation, execution and performance of this Agreement.

8.13. Publicity. Neither Stockholders nor Buyer will issue any press release or other public announcement or disclosure with respect to this Agreement (or the transactions contemplated hereby or the terms, conditions or other facts with respect thereto, including the status thereof), without the prior written consent of the other, except as may be required by law provided that to rely on such exception Buyer must first provide the Queens with reasonable notice to discuss such disclosure in advance with Buyer, and Buyer must make the disclosure, if at all, only to the minimum extent legally required.

8.14. Consent to Jurisdiction. Any controversy or claim arising out of or relating to this Agreement, or breach of the terms and conditions hereof, shall be brought in the state or federal district court for the Palm Beach County, Florida or any court of competent jurisdiction nearest thereto. Each party hereto irrevocably consents and submits to the jurisdiction of any of said courts in any suit, action or proceeding brought under or with respect to this Agreement, and hereby waives any claim or defense of inconvenient forum.

8.15. Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. A waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

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

8.16. Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective personal representatives, legal representatives, heirs, successors and permitted assigns. Without limiting the foregoing, any transferee of shares of Response Stock is entitled to all of the benefits of the Make-Up Stock and Deferred Purchase Price rights that the original holder of such shares was entitled under this Agreement provided that any such transferee agrees in writing to be bound by the restrictions in Section 5.11 hereof.

8.17. Stock Legend. The parties hereto acknowledge that the certificates representing the Response Stock and all other Common Stock issued hereunder shall be stamped or otherwise imprinted with legends substantially in the following form:

                  "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE CORPORATION, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE UNITED STATES FEDERAL SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE CORPORATION, TO BE EVIDENCED BY AN OPINION OF STOCKHOLDER'S COUNSEL, IN FORM ACCEPTABLE TO THE CORPORATION, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT."

                  "THE TRANSFER AGENT UPON PRESENTATION OF THE SECURITIES REPRESENTED HEREBY FOR TRANSFER, IS REQUESTED TO NOTIFY THE CORPORATION OF SUCH TRANSFER."

8.18 Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees include paralegal fees, administrative costs, investigative costs, costs for expert witnesses, court reporter fees, sales and use taxes, if any, and all other charges billed by the attorneys to the prevailing party.

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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

         RESPONSE USA, INC.                STOCKHOLDERS

         By: /s/ Richard M. Brooks         /s/ Jeffrey Queen
             -----------------------       -------------------------------------
             Title:                                 Jeffrey Queen


                                           /s/ Andrew Queen
                                           -------------------------------------
                                                    Andrew Queen



                                           Jeffrey Queen and Andrew Queen
                                           Irrevocable Trust U/A January 2, 1998


                                           By: /s/ Lorence Queen
                                              ----------------------------------
                                              Lorence Queen, Trustee







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